EXHIBIT 99.1

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Bryan Hurley (314-694-8387)
Investors: Scarlett Lee Foster (314-694-8148)
Investors: Mark Deadwyler (314-694-7867)

MONSANTO COMPANY REPORTS THIRD-QUARTER 2004 RESULTS

St. Louis – June 30, 2004

	Third	Third		Nine	Nine
Financial Summary*	Quarter	Quarter		Months	Months
($ in millions, except per share)	2004*	2003*	% Change	2004*	2003*	% Change
Net Sales	$1,679	$1,468	14%	$4,199	$3,607	16%
Net Income	$252	$174	45%	$309	$256	21%
Diluted Earnings per Share	$0.93	$0.66	41%	$1.15	$0.98	17%

* Monsanto’s fiscal year begins Sept. 1 and ends Aug. 31. References to the third quarter and nine months refer to the three-month and nine-month periods ended May 31.

•	Quarterly sales increased 14 percent, primarily because of increased sales of Roundup herbicide in most world areas, and higher revenues for Monsanto’s biotech traits in North America. Sales for the nine months of fiscal year 2004 increased 16 percent to $4.2 billion primarily as a result of higher U.S. seed and trait revenues, increased corn seed sales in Europe, and higher Roundup revenues in most world areas.

•	Reported net income for the quarter was $252 million, which includes net restructuring income of $18 million (charges of $7 million related to continuing operations and credits of $25 million related to discontinued operations). For the first nine months of the fiscal year, reported net income was $309 million, including $69 million in adjustments of goodwill and $56 million in net restructuring charges (charges of $57 million related to continuing operations and credits of $1 million related to discontinued operations). (For a reconciliation of restructuring, see note 3.)

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

“This has been a good quarter and a good year so far because it has been a good year for agriculture. But, it’s also been a good year for Monsanto because the strategy we have put in place is working. We continue to be impressed by the strong performance from our seed and trait business and, even in a very competitive market for our Roundup business, we believe Monsanto is well positioned to meet our growth targets.”

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Third-Quarter and Nine-Month 2004 Performance Summary:

Net sales increased 14 percent to $1.7 billion in the third quarter primarily because of strong performance across Monsanto’s business segments, including increased sales of Roundup and continued growth of the Seeds and Genomics segment, particularly in North America. For the quarter, sales of Roundup and other glyphosate-based herbicides within the Agricultural Productivity segment increased 27 percent, with increased sales in most world areas. With the increased Roundup sales, net sales for the Agricultural Productivity segment increased 17 percent for the quarter.

Sales in the overall Seeds and Genomics segment increased by 11 percent for the quarter driven by higher trait revenues in the United States and Canada, and continued strong sales of branded corn seed in Europe.

Through the first nine months of fiscal year 2004, net sales were $4.2 billion, a 16 percent improvement compared with net sales in the same period last year. The sales increase through these three quarters was primarily driven by solid year-to-date performance in the global Roundup business, increased sales of Monsanto’s traits for the U.S. planting season, and improvements in the corn and soybean seed businesses.

Net income and earnings per share: On a reported basis, third-quarter fiscal year 2004 net income was $252 million, or $0.93 per share, compared with net income of $174 million, or $0.66 per share for the same period in 2003.

Items affecting comparability for quarter ending May 31, 2004, included:

•	Net restructuring charges of $(0.03) per share.

•	A net $0.09 per share benefit from discontinued operations from the sale of the European wheat and barley business because of higher sales value for the business than originally anticipated and lower employee-related costs.

•	A $(0.01) per share charge for other discontinued operations.

Items affecting comparability for the three-month period ending May 31, 2003, included:

•	A $(0.02) per share charge for discontinued operations.

Net income for the first nine months of fiscal year 2004 was $309 million, or $1.15 per share, compared with net income of $256 million, or $0.98 per share, for the same period in 2003.

Items affecting comparability for the first nine months of fiscal year 2004 included:

•	Net restructuring charges of $(0.21) per share.

•	Write-off of goodwill associated with the global wheat business of $(0.26) per share.

Items affecting comparability for the nine-month period ending May 31, 2003, included:

•	Net restructuring charges of $(0.12) per share.

•	A $(0.03) per share charge for discontinued operations.

•	A $(0.05) per share charge associated with an accounting change related to asset retirement obligations.

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Both the third-quarter and the nine-month results also are benefiting from a lower tax rate resulting from a one-time benefit from a favorable adjustment to the company’s income tax reserve following resolution with the Internal Revenue Service concerning several tax issues. For the quarter, the effective tax rate was approximately 24 percent compared to approximately 33 percent for the same period in 2003. For the nine-month period, the effective rate was approximately 34 percent, compared to approximately 35 percent for 2003.

Operating costs: Research-and-development (R&D) expenses increased 9 percent to $128 million for the third quarter of fiscal year 2004 and increased 3 percent to $370 million through the first nine months of fiscal year 2004 when compared with the same periods in 2003. As a percent of sales, R&D expenses for fiscal year 2004 have decreased for both the quarter and nine-month period when compared with the same periods in 2003.

Selling, general and administrative (SG&A) expenses decreased 3 percent to $291 million for the third quarter of fiscal year 2004, while increasing by 11 percent to $843 million for the first nine months of fiscal year 2004. SG&A for the third quarter includes reductions in spending in the North American commercial organization and in administrative support. The year-to-date SG&A increase includes higher accruals for employee incentives and other benefit-related expenses, and expenses associated with the institution of a value-capture program for Roundup Ready soybean traits in Brazil.

For the third quarter and first nine months of 2004, bad-debt expense increased as the company continues to manage unfavorable economic and business conditions in Argentina. The increase in bad-debt expense primarily reflects an increase in the allowance for estimated uncollectible receivables in Argentina.

Other expense: For third quarter fiscal year 2004, Monsanto reported net other expense of $52 million compared with $21 million for the same period in 2003. Net other expenses for third-quarter fiscal year 2004 includes $29 million associated with Solutia-related liabilities and expenses. For the first nine months of fiscal year 2004, other expense increased to $114 million from $40 million in 2003. Monsanto has reported $43 million in other expenses in the first nine months of fiscal 2004 associated with Solutia-related liabilities and expenses. Monsanto intends to file claims to recover some of these expenses through Solutia’s bankruptcy proceedings.

Cash flow: Year-to-date 2004 net cash provided by operations was $112 million, compared with $554 million through the nine months ended May 31, 2003. Net cash provided by investing activities was $60 million through the first nine months of fiscal year 2004, which reflects the timing of the maturity of short-term investments of $480 million, offset by purchases of short-term investments of $250 million. For the same period in 2003, net cash required by investing activities was $195 million. As a result, year-to-date free cash flow decreased from $359 million through the nine-month period ended May 31, 2003, to $172 million in the first nine months of fiscal year 2004. The decrease in free cash flow was driven by payments related to the Solutia PCB litigation settlement and higher voluntary pension contributions in fiscal year 2004. (For reconciliation of free cash flow, see note 1.)

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Seeds and Genomics Segment Detail

	Third	Third		Nine	Nine
Product sales	Quarter	Quarter		Months	Months
($ in millions)	2004	2003	% Change	2004	2003	% Change
Corn seed and traits	$291	$267	9%	$956	$782	22%
Soybean seed and traits	$159	$143	11%	$636	$561	13%
All other crops seeds and traits	$231	$202	14%	$331	$281	18%
TOTAL Seeds and Genomics	$681	$612	11%	$1,923	$1,624	18%

The Seeds and Genomics segment consists of the global seeds and related traits business, and genetic technology platforms.

Third-quarter net sales of $681 million for the Seeds and Genomics segment were 11 percent higher than sales recorded in the same period in 2003. Within the Seeds and Genomics segment, sales of corn seeds and traits were up 9 percent as a result of increased sales of branded corn seed in Europe and higher revenues from corn traits in North America. The company also reported higher revenue for its U.S. branded soybean seeds sales. Increased revenues from cotton traits and sales of canola traits in Canada were also key factors contributing to a 14 percent increase for all other crops seeds and traits in this segment.

The higher penetration of Monsanto’s germplasm and traits, and increased revenues for corn and soybean traits drove the improvements for the first nine months of fiscal year 2004, with overall sales increasing 18 percent in the segment to $1,923 million in the first nine months of fiscal year 2004 from $1,624 million for the comparable period in 2003.

EBIT (earnings from continuing operations before cumulative effect of accounting change, interest, and income taxes) for the Seeds and Genomics segment improved by $14 million in the third quarter, to $161 million from $147 million in the same period in 2003. The EBIT gains within Seeds and Genomics reflect higher overall sales of seeds and traits. The higher allocation of SG&A costs to the Seeds and Genomics segment, the global wheat goodwill impairment, higher bad-debt expense, increased R&D expenses, and restructuring costs caused a slight decrease in EBIT for the nine-month period to $341 million in fiscal year 2004 from $343 million in 2003. (For a reconciliation of EBIT, see note 1.)

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Agricultural Productivity Segment Detail

	Third	Third		Nine	Nine
Product sales	Quarter	Quarter		Months	Months
($ in millions)	2004	2003	% Change	2004	2003	% Change
Roundup and other glyphosate-based agricultural herbicides	$588	$463	27%	$1,380	$1,096	26%
All other agricultural productivity products	$410	$393	4%	$896	$887	1%
TOTAL Agricultural Productivity	$998	$856	17%	$2,276	$1,983	15%

The Agricultural Productivity segment consists primarily of crop protection products, the lawn-and-garden herbicide business, and the company’s animal agricultural business.

Net sales in the Agricultural Productivity segment for the quarter increased 17 percent to $998 million in fiscal year 2004, reflecting strong sales of Roundup herbicide in most world areas.

For the first nine months of fiscal year 2004, Agricultural Productivity sales increased 15 percent to $2.3 billion, primarily driven by increased sales of branded Roundup herbicide globally. In the first nine months, sales of all other agricultural productivity products increased 1 percent to $896 million, with sales increases for lawn-and-garden herbicides being partially offset by decreased sales in the company’s animal agriculture business.

EBIT (earnings from continuing operations before cumulative effect of accounting change, interest, and income taxes) for the segment was $163 million for the third quarter of fiscal year 2004, compared with $137 million in the same period last year. For the first nine months of fiscal year 2004, EBIT for this segment was $177 million compared with $137 million in the same period in 2003. The EBIT improvement reflects increased sales of Roundup herbicide in most world areas as well as the lower allocation of SG&A costs to the Agricultural Productivity segment. The earnings from the sales growth in the Agricultural Productivity segment was somewhat offset by increased other expenses and higher restructuring expenses. (For a reconciliation of EBIT, see note 1.)

Other Items of Note:

In early June, Monsanto’s YieldGard Plus insect-protected corn technology completed all necessary regulatory steps in Japan. This technology, which combines protection against the corn rootworm and the European corn borer, can be seen by growers through an extensive demonstration program in the United States during the 2004 season, with a broad U.S. launch planned for the 2005 season.

On May 21, the Supreme Court of Canada ruled in favor of Monsanto that Mr. Percy Schmeiser and Schmeiser Enterprises Ltd. of Bruno, Saskatchewan, infringed a patent held by Monsanto for Roundup Ready canola, upholding the right of Monsanto to patent biotechnology traits for agricultural use.

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On May 20, Monsanto announced that it is seeking the right to terminate its licensing agreements with Delta and Pine Land Company (D&PL) because of long-standing unresolved business disputes. Monsanto filed its request with the American Arbitration Association after several attempts to resolve issues directly with D&PL during the past two years failed.

On May 13, Dow AgroScience (DAS) dismissed with prejudice a 1995 lawsuit, originally filed by Mycogen Plant Genetics Inc., now owned by DAS, related to biotech-gene technology for protection of plants against insect damage. The abandonment of the litigation followed an earlier determination by the U.S. Patent and Trademark Office, confirming Monsanto’s scientists were the first to invent this important technology.

On May 12, Monsanto filed suit against Syngenta for infringement of Monsanto’s patent covering the fundamental technique used in producing glyphosate-tolerant plants, including the GA21 glyphosate-tolerance trait in corn.

On April 26, the U.S. Environmental Protection Agency extended the registrations of Monsanto’s YieldGard Rootworm corn product and Bollgard II insect-protected cotton technology through the 2006 growing season. This extension enables Monsanto and licensed seed companies to sell these respective technologies through this period.

On Dec. 17, 2003, Solutia Inc. and 14 of its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Subsequently, Solutia notified Pharmacia Corporation and Monsanto that it was repudiating its obligation to defend certain litigation that Solutia had been managing and to perform certain environmental remediation obligations under its 1997 spinoff agreement. Monsanto believes Solutia remains obligated to perform on its liabilities unless and until discharged from such obligations by the Bankruptcy Court. Monsanto has reported $43 million in other expenses in the first nine months of fiscal 2004 associated with Solutia-related liabilities and expenses. Monsanto intends to file claims to recover some of the expenses through Solutia’s bankruptcy proceedings.

Other supplemental data to this news release, including slides that accompany the company’s financial results conference call and estimated acreage planted with Monsanto’s biotech traits in 2004, can also be found in the Financial Reports section under the investor information page of the company’s web site at: www.monsanto.com.

Outlook Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

“The strength of our seeds and traits business has created a platform for our growth. Even as we’ve been able to increase our earnings expectations, creating a higher base, we believe the growth opportunity in our seeds and traits business will allow us to meet our target of compounded annual growth of 10 percent for EPS from ongoing business in fiscal years 2005 and 2006 from our fiscal year-end 2004 base.”

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2004 Earnings and Free Cash Flow Outlook:

On June 21, Monsanto management announced an increase in the company’s EPS guidance for fiscal year 2004, expected in the range of $1.55 to $1.60 on an ongoing basis, excluding the effect of the restructuring actions, discontinued operations associated with restructurings, and related goodwill write-offs related to the global wheat business (estimated at $(0.46), $(0.04) and $(0.26), respectively). On a reported basis and including the estimated restructuring charges and goodwill write-off, EPS guidance is in the range of $0.79 to $0.84 for the year.

The company expects free cash flow will reach the $500 million level for the 2004 fiscal year. Net cash provided by operations is expected to be in the range of $750 and net cash required by investing activities to be in the range of $250 million. (For a reconciliation of free cash flow guidance, see note 1.)

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.

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Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release, such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, currency impact, business and financial plans and other non-historical facts are “forward-looking statements.” These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: the company’s exposure to various contingencies, including those related to Solutia Inc., litigation, intellectual property, regulatory compliance (including seed quality), environmental contamination and antitrust; fluctuations in exchange rates and other developments related to foreign currencies and economies; increased generic and branded competition for the company’s Roundup herbicide; the accuracy of the company’s estimates and projections, for example, those with respect to product returns and grower use of the company’s products and related distribution inventory levels; the effect of weather conditions and commodity markets on the agriculture business; the success of the company’s research and development activities and the speed with which regulatory authorizations and product launches may be achieved; domestic and foreign social, legal and political developments, especially those relating to agricultural products developed through biotechnology; the company’s ability to continue to manage its costs; the company’s ability to successfully market new and existing products in new and existing domestic and international markets; the company’s ability to obtain payment for the products that it sells; the company’s ability to achieve and maintain protection for its intellectual property; the effects of the company’s accounting policies and changes in generally accepted accounting principles; the company’s ability to fund its short-term financing needs; general economic and business conditions; political and economic conditions due to threat of future terrorist activity and related military action; and other risks and factors detailed in the company’s filings with the U.S. Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention to revise or update any forward-looking statements or any of the factors that may affect actual results, whether as a result of new information, future events or otherwise.

Notes to editors: Roundup, YieldGard, Roundup Ready, GA21 and Bollgard are trademarks owned by Monsanto Company and its wholly owned subsidiaries.

References to “Roundup” herbicides mean Roundup branded and other branded glyphosate-based herbicides, excluding all lawn-and-garden herbicides; references to “Roundup and other glyphosate-based herbicides” mean both branded and nonbranded glyphosate-based herbicides, excluding all lawn-and-garden herbicide products.

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Monsanto Company and Subsidiaries
Selected Financial Information
(In millions, except per share amounts)
Unaudited

	Three Months	Three Months	Nine Months	Nine Months
Condensed Statement of	Ended	Ended	Ended	Ended
Consolidated Operations	May 31, 2004	May 31, 2003	May 31, 2004	May 31, 2003
Net Sales	$1,679	$1,468	$4,199	$3,607
Cost of Goods Sold	840	742	2,144	1,892

Gross Profit	839	726	2,055	1,715
Operating Expenses:
Selling, General and Administrative Expenses	291	299	843	757
Bad-Debt Expense	35	5	75	39
Research and Development Expenses	128	117	370	360
Adjustments of Goodwill	—	—	69	—
Restructuring Charges – Net	9	—	66	39

Total Operating Expenses	463	421	1,423	1,195
Income From Operations	376	305	632	520
Interest Expense – Net	21	18	53	52
Other Expense – Net	52	21	114	40

Income From Continuing Operations Before Income Taxes	303	266	465	428
Income Tax Expense	74	87	157	151

Income From Continuing Operations	229	179	308	277
Discontinued Operations:
Income (Loss) From Operations of Discontinued Businesses (Including Adjustment to Reflect Sales Proceeds for the Three and Nine Months Ended May 31, 2004)	22	(8)	(9)	(15)
Income Tax Benefit	(1)	(3)	(10)	(6)

Income (Loss) On Discontinued Operations	23	(5)	1	(9)

Income Before Cumulative Effect of Accounting Change	252	174	309	268
Cumulative Effect of a Change in Accounting Principle – Net of Tax Benefit of $7 (2)	—	—	—	(12)

Net Income	$252	$174	$309	$256

EBIT (1)	$324	$284	$518	$480

Basic Earnings Per Share:
Income From Continuing Operations	$0.86	$0.69	$1.17	$1.06
Income (Loss) On Discontinued Operations	0.09	(0.02)	—	(0.03)
Cumulative Effect of a Change in Accounting Principle	—	—	—	(0.05)

Net Income	$0.95	$0.67	$1.17	$0.98

Diluted Earnings Per Share:
Income From Continuing Operations	$0.85	$0.68	$1.15	$1.06
Income (Loss) On Discontinued Operations	0.08	(0.02)	—	(0.03)
Cumulative Effect of a Change in Accounting Principle	—	—	—	(0.05)

Net Income	$0.93	$0.66	$1.15	$0.98

Shares Outstanding:
Basic Shares	265.8	261.4	264.0	261.4
Diluted Shares	270.7	261.7	268.7	261.5

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

	As of	As of
Condensed Statement of Consolidated Financial Position	May 31, 2004	Aug. 31, 2003
Assets
Current Assets:
Cash and Cash Equivalents	$327	$281
Short-Term Investments	—	230
Trade Receivables – Net of Allowances of $266 and $254, respectively	2,737	2,296
Inventories	1,196	1,207
Assets of Discontinued Operations	42	—
Other Current Assets	698	925

Total Current Assets	5,000	4,939

Property, Plant and Equipment – Net	2,130	2,280
Goodwill – Net	718	768
Other Intangible Assets – Net	480	571
Other Assets	938	978

Total Assets	$9,266	$9,536

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt	$401	$269
Accounts Payable	333	290
PCB Litigation Settlement Liability	—	400
Liabilities of Discontinued Operations	5	—
Accrued Liabilities	1,082	1,060

Total Current Liabilities	1,821	2,019

Long-Term Debt	1,072	1,258
Postretirement and Other Liabilities	947	1,103
Shareowners’ Equity	5,426	5,156

Total Liabilities and Shareowners’ Equity	$9,266	$9,536

Debt to Capital Ratio:	21%	23%

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

	Nine Months	Nine Months
	Ended	Ended
Statement of Consolidated Cash Flows	May 31, 2004	May 31, 2003
Operating Activities:
Net Income	$309	$256
Adjustments to reconcile cash provided (required) by operations:
Items that did not require (provide) cash:
Pretax cumulative effect of a change in accounting principle	—	19
Depreciation and amortization expense	340	337
Adjustments of goodwill	69	—
Impairment of assets included in discontinued operations	4	—
Bad-debt expense	75	39
Noncash restructuring	35	19
Deferred income taxes	213	(48)
Gain on disposal of investments and property — net	(13)	(3)
Equity affiliate expense — net	26	32
Write-off of retired assets	5	16
Other items that did not require (provide) cash	23	(23)
Changes in assets and liabilities that provided (required) cash:
Trade receivables	(496)	(183)
Inventories	23	(25)
Accounts payable and accrued liabilities	8	116
PCB litigation settlement liability	(400)	—
Pension contributions	(150)	(35)
Related-party transactions	—	11
Other Items	41	26

Net Cash Provided by Operations	112	554

Cash Flows Provided (Required) by Investing Activities:
Purchases of short-term investments	(250)	(250)
Maturities of short-term investments	480	250
Capital expenditures	(148)	(151)
Technology and other investments	(46)	(52)
Investment and property disposal proceeds	24	8

Net Cash Provided (Required) by Investing Activities	60	(195)

Cash Flows Provided (Required) by Financing Activities:
Net change in short-term financing	(51)	(459)
Long-term debt proceeds	113	266
Long-term debt reductions	(111)	(68)
Debt issuance costs	—	(2)
Payments on other financing	(4)	(11)
Treasury stock purchases	(133)	—
Stock option exercises	163	—
Dividend payments	(103)	(94)

Net Cash Required by Financing Activities	(126)	(368)

Net Increase (Decrease) in Cash and Cash Equivalents	46	(9)
Cash and Cash Equivalents at Beginning of Period	281	137

Cash and Cash Equivalents at End of Period	$327	$128

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Monsanto Company and Subsidiaries
Selected Financial Information
(Dollars in millions)
Unaudited

1.	EBIT and Free Cash Flow: As reflected in Monsanto’s Condensed Statement of Consolidated Operations presented in this release, EBIT is earnings (loss) from continuing operations before cumulative effect of accounting change, interest and income taxes. Free cash flow represents the total of cash flows from operations and investing activities, as reflected in Monsanto’s Statement of Consolidated Cash Flows presented in this release. The presentation of EBIT and free cash flow is not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles in the United States. The following tables reconcile historical EBIT and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP. With respect to the projected free cash flow guidance provided under the caption “2004 Earnings and Free Cash Flow Outlook,” Monsanto does not include any estimates of projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

Reconciliation of EBIT to Net Income:

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
Total Monsanto Company and Subsidiaries:	May 31, 2004	May 31, 2003	May 31, 2004	May 31, 2003
EBIT – Seeds and Genomics Segment	$161	$147	$341	$343
EBIT – Agricultural Productivity Segment	163	137	177	137

EBIT – Total Monsanto Company and Subsidiaries	324	284	518	480
Interest Expense – Net	21	18	53	52
Income Tax Expense	74	87	157	151

Income From Continuing Operations	229	179	308	277
Discontinued Operations:
Income (Loss) From Operations of Discontinued Businesses (Including Adjustment to Reflect Sales Proceeds for the Three and Nine Months Ended May 31, 2004)	22	(8)	(9)	(15)
Income Tax Benefit	(1)	(3)	(10)	(6)

Income (Loss) On Discontinued Operations	23	(5)	1	(9)

Income Before Cumulative Effect of Accounting Change	252	174	309	268
Cumulative Effect of a Change in Accounting Principle – Net of Tax Benefit of $7	—	—	—	(12)

Net Income	$252	$174	$309	$256

Reconciliation of Free Cash Flow:

	Fiscal Year	Nine Months	Nine Months
	2004	Ended	Ended
Total Monsanto Company and Subsidiaries:	Target	May 31, 2004	May 31, 2003
Net Cash Provided by Operations	$750	$112	$554
Net Cash Provided (Required) by Investing Activities	(250)	60	(195)

Free Cash Flow	$500	$172	$359
Net Cash Required by Financing Activities	N/A	(126)	(368)

Net Increase (Decrease) in Cash and Cash Equivalents	N/A	$46	$(9)

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2.	Adjustment for New Accounting Standard No. 143: On Jan. 1, 2003, Monsanto adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (SFAS 143). SFAS 143 addresses financial accounting for and reporting of costs and obligations associated with the retirement of tangible long-lived assets. Upon adopting this standard, Monsanto recorded a pretax cumulative effect of accounting change of $19 million ($12 million aftertax, or $0.05 per share) effective Jan. 1, 2003. In addition to this noncash charge, property, plant and equipment was increased approximately $10 million, and asset retirement obligations were increased approximately $30 million.

3.	Restructuring: In October 2003, Monsanto announced plans to continue to reduce the costs associated with its agricultural chemistry business as that segment matures globally. The company will further concentrate its resources on its core seeds and traits businesses. These plans included: (1) reducing costs associated with the company’s Roundup herbicide business, (2) exiting the European breeding and seed business for wheat and barley; and (3) discontinuing the plant-made pharmaceuticals program. These actions are expected to require charges of up to $136 million aftertax in fiscal year 2004; charges of $60 million aftertax have been recorded in the first nine months of fiscal year 2004. Additionally, the plans included the $69 million impairment of goodwill in the global wheat business.

In 2002, Monsanto’s management approved a restructuring plan to further consolidate or shut down facilities and to reduce work force. For the nine months ended May 31, 2003, Monsanto recorded a net charge of $31 million aftertax as part of the 2002 restructuring plan, including restructuring reversals related to prior year plans of $12 million.

Activities related to the restructuring plan items were recorded in the Condensed Statement of Consolidated Operations in the following categories:

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	May 31, 2004	May 31, 2003	May 31, 2004	May 31, 2003
Cost of Goods Sold	$(2)	$—	$(19)	$(10)
Restructuring Charges – Net (1)	(9)	—	(66)	(39)

Loss From Continuing Operations Before Income Taxes	(11)	—	(85)	(49)
Income Tax Benefit	4	—	28	18

Loss From Continuing Operations	(7)	—	(57)	(31)
Income (Loss) From Operations of Discontinued Businesses	25	—	(9)	—
Income Tax Benefit	—	—	10	—

Income on Discontinued Operations	25	—	1	—

Net Income (Loss)	$18	$—	$(56)	$(31)

(1)	The restructuring charges for the three months ended May 31, 2004, were offset by $4 million in restructuring reversals related to prior plans, all of which was recorded in the Agricultural Productivity segment. Restructuring charges for the nine months ended May 31, 2004, and May 31, 2003, were offset by prior plan reversals of $6 million ($5 million in Agricultural Productivity and $1 million in Seeds and Genomics) and $12 million ($9 million in Agricultural Productivity and $3 million in Seeds and Genomics), respectively.

The income from operations of discontinued businesses for the three months ended May 31, 2004, was related to the recently completed sale of the European wheat and barley business. Monsanto was able to obtain a higher value than initially anticipated for the wheat and barley business and related assets that were previously written down in the first quarter of 2004. SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires a company to adjust the fair value of assets held for sale to reflect the anticipated sales proceeds. Accordingly, in the third quarter of fiscal 2004, the value of the European wheat and barley intangible assets was increased by $25 million because of higher than anticipated sales proceeds and lower than expected employee termination costs.

For detail of the restructuring charges related to the fiscal year 2004 restructuring plan, and for charges included in continuing operations and those in discontinued operations, refer to the following tables.

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The following table displays the net pretax charges incurred by segment for the three months ended May 31, 2004:

	Work Force	Facility	Asset
Segment	Reductions	Closures	Impairments	Total
Continuing Operations:
Seeds and Genomics	$2	$—	$—	$2
Agricultural Productivity	11	—	2	13

Total Continuing Operations (1)	13	—	2	15
Discontinued Operations:
Seeds and Genomics	—	—	(25)	(25)
Agricultural Productivity	—	—	—	—

Total Discontinued Operations	—	—	(25)	(25)
Total Segment:
Seeds and Genomics	2	—	(25)	(23)
Agricultural Productivity	11	—	2	13

Total Restructuring	$13	$—	$(23)	$(10)

(1)	Asset impairment charges of $2 million are recorded in cost of goods sold.

The following table displays the net pretax charges incurred by segment for the nine months ended May 31, 2004:

	Work Force	Facility	Asset
Segment	Reductions	Closures	Impairments	Total
Continuing Operations:
Seeds and Genomics	$14	$—	$21	$35
Agricultural Productivity	42	—	14	56

Total Continuing Operations (1)	56	—	35	91
Discontinued Operations:
Seeds and Genomics	3	2	4	9
Agricultural Productivity	—	—	—	—

Total Discontinued Operations	3	2	4	9
Total Segment:
Seeds and Genomics	17	2	25	44
Agricultural Productivity	42	—	14	56

Total Restructuring	$59	$2	$39	$100

(1)	Asset impairment charges of $6 million in Seeds and Genomics and $13 million in Agricultural Productivity are recorded in cost of goods sold.

4.	Depreciation and Amortization: The following table displays the depreciation and amortization expense by segment for the three months and nine months ended May 31, 2004, and May 31, 2003:

	Three	Three	Nine	Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	May 31, 2004	May 31, 2003	May 31, 2004	May 31, 2003
Depreciation and Amortization Expense:
Seeds and Genomics	$64	$55	$198	$161
Agricultural Productivity	48	58	142	176

Total Monsanto	$112	$113	$340	$337

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